Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

THE DOE RUN RESOURCES CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

The undersigned, Executive Vice President and Chief Financial and Administrative Officer of The Doe Run Resources Corporation, a corporation organized and existing under the Business Corporation Law of the State of New York (the “Corporation”), hereby certifies that:

First.  The name of the Corporation is The Doe Run Resources Corporation.

Second.  The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on April 2, 1981 under the name Fluor Acquisition Corporation and amendments to the Certificate of Incorporation were subsequently duly filed and recorded.

Third.  The Certificate of Incorporation is hereby amended:

(a)                                  To change the purpose of the Corporation;

(b)                                 To increase the total number of shares which the Corporation is authorized to issue from three thousand five hundred (3,500) of which two thousand five hundred (2,500) are preferred, having a par value of $1,000 per share and one thousand (1,000) common shares, having a par value of $0.10 per share to 6,667 shares; 5,000 shares preferred, par value of $1,000 per share and 1,667 shares of common at $0.10 par value;

(c)                                  To include definitions.

To accomplish such Amendments, the Certificate of Incorporation is amended to read as follows:

SECOND:  The purposes for which the Corporation is formed are:

(a)           To acquire by purchase, subscription, or otherwise, and to hold, sell, assign, transfer, exchange, lease, mortgage, pledge, or otherwise dispose of, any shares of the capital stock of, or voting trust certificates for any shares of the capital stock of, or any bonds or other securities or evidences of indebtedness issued or created by, this Corporation or any other corporation or association, organized under the laws of the State of New York or of any other state, territory, district, colony or dependency of the United States of America or under the laws of any foreign country; to pay therefor in cash or property or to issue in exchange therefor shares of the capital stock, bonds or other obligations of this Corporation; and while the owner or holder of any such shares of capital stock, voting trust certificates, bonds, or other obligations, to possess and exercise in respect thereof any and all the rights, powers and privileges of individual holders, including the right to vote on any shares of stock so held or owned.

(b)           To organize subsidiary corporations and to convey and assign all or any part of its assets to any such subsidiary corporation or corporations in exchange for shares of the capital stock or other securities or evidences of indebtedness of such subsidiary corporation or corporations.

(c)           To acquire from time to time, in exchange for shares of the capital stock of this Corporation as herein fixed or as may hereafter be increased, such property or shares of the capital stock of any other corporation or corporations, as the Board of Directors shall deem of advantage to this Corporation, at such valuation of the property or shares so acquired as in the judgment of said Board of Directors shall be fair and just.

(d)           To purchase, lease or otherwise acquire, in whole or in part, the business, good will, rights, franchises and property of every kind, and to acquire the whole or any part of the assets or assume the whole or any part of the liabilities, of any person, firm, association, or corporation, and to pay therefor in cash or in stock or bonds, or any other evidences of indebtedness of this Corporation or otherwise; to hold on in any manner, use or dispose of the whole or any part of the business, good will, rights, franchises or property so acquired and to exercise all the powers necessary or incidental to the conduct of such business.

(e)           To borrow or raise monies for any of the purposes of this Corporation, issue bonds, debentures, notes or other obligations of any nature, or in any manner, for monies so borrowed, and to secure the payment thereof and of the interest thereon by mortgage upon, or pledge or conveyance or assignment in trust of, the whole or any part of the property of this Corporation, real or personal, including contract rights, whether at the time owned or thereafter acquired, and to sell or pledge such bonds or notes or other obligations of this Corporation for its corporate purposes.

(f)            To aid, in any manner, any corporation or association any of whose shares of stock, bonds or other evidences of indebtedness are held by or for this Corporation, or in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such shares of stock, bonds or evidences of indebtedness, or the property of this Corporation.

(g)           To guarantee the payment of dividends upon any shares of the capital stock of, or the performance of any contract by, any other corporation or association in which, or in the welfare of which, this Corporation has an interest, and to endorse or otherwise guarantee the payment of the principal and interest, or either, of any bonds, debentures, notes, securities, or other evidences of indebtedness created or issued by any such other corporation or association.

(h)           To carry out all or any part of the foregoing objects as principal, factor, agent, broker, contractor, nominee or otherwise, either alone or in conjunction with any person, firm, association or other corporation and in any part of the world; and in carrying on its business and for the purpose of attaining or furthering any of its objects, to make and perform contracts of any kind and description, and to do anything and everything necessary, suitable, convenient or proper for the accomplishment of any of such purposes herein enumerated.

(i)            To lend its uninvested funds from time to time to such extent, on such terms and on such security, if any, as the Board of Directors of the Corporation may determine.

(j)            Subject to the limitations prescribed by statute and in furtherance of its corporate business, to pay pensions, establish and carry out pension, profit sharing, share bonus, share purchase, share option, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions for any and all of its directors, officers and employees.

(k)           To remunerate, in cash, shares of stock, bonds or other securities of evidences of indebtedness or otherwise, any person, firm, syndicate, association or corporation, for services rendered, directly or indirectly, in selling, placing, or guaranteeing the selling or placing of any shares of the capital stock, bonds, debentures, or other securities or evidences of indebtedness, issued, owned or controlled by this Corporation, or by any other corporation in which this Corporation is interested, or in connection with the formation, promotion, or operation of this

Corporation, or of any other corporation in which this Corporation is interested, or in connection with the conduct of the business or affairs or the protection of the property and interests of this Corporation.

(l)            To conduct its business in all its branches at one or more offices in the State of New York and in any or all other states, territories, districts, colonies and dependencies of the United States of America and in any or all foreign countries; and to hold, possess, purchase, lease, mortgage and convey real and personal property and to maintain offices and agencies either within or outside the State of New York.

(m)          To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, but not to engage in any act or activity requiring the consent or approval of any state official, department, board, group or other body without such consent or approval first being obtained.

For the accomplishment of the aforesaid purposes, and in furtherance thereof, the Corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

THIRD:  To increase the total number of shares which the Corporation is authorized to issue, ARTICLE THIRD is amended to read in full as follows:

Third.  The aggregate number of shares which the Corporation shall have authority to issue is 6,667 shares.  The Corporation may issue 5,000 shares of Preferred Stock, of the par value of $1,000 per share, and 1,667 shares of Common Stock, $.l0 par value.  The designation of each class and a statement of the relative rights, preferences and limitations of the shares thereof is a follows:

A.            Preferred Stock.

1.             Designation.  The 5,000 shares of Preferred Stock shall be designated “Series A Redeemable Preferred Stock”.

The powers, preference rights, restrictions and other matters relating to the Series A Redeemable Preferred Stock are as follows:

2.             Dividends.

(a)           Subject to Section 2(b) below, when, as and if declared by the Board of Directors, any holder of the outstanding shares of Series A Redeemable Preferred Stock shall be entitled to receive dividends, out of any assets of the Corporation legally available therefor; provided, however, that dividends at the rate of 12.5% of the Liquidation Value per share per annum shall be paid in kind (to the extent not otherwise paid in cash) on each share of Series A Redeemable Preferred Stock.

(b)           Until the Senior Secured Credit Facility is repaid in full or replaced and the Warrants are settled or have expired in accordance with their terms, any and all such dividends may only be paid in kind pursuant to the provisions of Section 2(a) above.

(c)           The Series A Redeemable Preferred Stock shall rank with respect to dividend rights prior and in preference to the Common Stock and any other class or series of Preferred Stock.

3.             Liquidation Preference.

(a)           In the event of a Liquidation Event, whether voluntarily or involuntarily, any holder of the Series A Redeemable Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of all other classes of capital stock of the Corporation, an amount (in cash) equal to the Liquidation Value plus all accrued and unpaid dividends thereon.

(b)           For purposes of this Section 3, (i) the sale, transfer, or other disposition of all or substantially all the assets of the Corporation or (ii) the acquisition of the Corporation by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Corporation’s outstanding voting stock immediately prior to such transaction or any series of related transactions own, immediately after such transaction or transactions, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction or transactions, shall be treated as a Liquidation Event and shall entitle any holder of the Series A Redeemable Preferred Stock to receive at the closing the amount of cash as specified in Section 3(a).

4.             Voting Rights and Protective Provisions.

(a)           The Corporation shall not, without the unanimous consent of each holder of the Series A Redeemable Preferred Stock, take any action with respect to any matter affecting the rights and preferences of the Series A Redeemable Preferred Stock except as required by the Investor Rights Agreement.

(b)           The Corporation shall not, except as required by the Investor Rights Agreement, without the unanimous consent of each holder of the Series A Redeemable Preferred Stock being obtained in advance, take any of the following actions:

(i)            amend or alter or repeal of any provision of the Corporation’s Certificate of Incorporation or By-Laws in a manner that adversely affects the voting powers, preferences or other special rights, privileges, qualifications, limitations or restrictions of the Series A Redeemable Preferred Stock;

(ii)           enter into any agreement regarding (A) any merger, consolidation, reorganization or other acquisition of the Corporation (other than a merger, consolidation reorganization or other acquisition where the Corporation is the surviving Corporation and the holders of at least fifty percent (50%) of the outstanding voting securities of the Corporation prior to such merger, consolidation, reorganization or other acquisition hold at least fifty percent (50%) of the voting power of the surviving Corporation) or (B) any sale of all or substantially all of the assets of the Corporation;

(iii) issue any other class of debt or equity securities of the Corporation;

(iv)          increase or decrease (other than by redemption) the authorized number of shares of Common Stock or Preferred Stock;

(v)           authorize or designate, whether by reclassification or otherwise, any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to the Series A Redeemable Preferred Stock in right of redemption, liquidation preference, voting or dividends, or authorize or designate any increase in the number of any such new class or series;

(vi)          redeem, purchase, pay dividends (other than dividends payable solely in shares of Common Stock)

or make other distributions with respect to any other stock of the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer);

(vii)         voluntarily dissolve, liquidate, reorganize for the benefit of its creditors or authorize the institution of any bankruptcy of the Corporation;

(viii)        alter or diminish the rights, preferences, privileges and powers of the Series A Redeemable Preferred Stock; or

(ix)           take any action to reclassify any outstanding shares of the Corporation’s capital stock into shares having preference or priority as to dividends or assets senior to or on parity with the preferences of the Series A Redeemable Preferred Stock.

5.             Redemption.

The Corporation, at any time after the date which is six months after the maturity date of the Senior Subordinated Notes, will, at the option of any holder of the Series A Redeemable Preferred Stock, redeem all or any part of the Series A Redeemable Preferred Stock, for an amount equal to the Liquidation Value plus all accrued and unpaid dividends accrued thereon.

6.             Surrender of Certificates.

In connection with any redemption of shares of Series A Redeemable Preferred Stock, the redemption payment shall be payable only upon surrender of the certificates for the shares to be redeemed.  If less than all of the shares represented by a surrendered certificate are to be redeemed, the Corporation will forthwith issue one or more certificates evidencing the shares which shall not have been so redeemed.

B.            Common Stock.

1.             Designation.  The 1,667 shares of Common Stock shall be designated “Common Stock”.

2.             Dividends.  So long as no dividends on the Series A Redeemable Preferred Stock shall be accrued and unpaid, the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon by the Board of Directors of the Corporation in its discretion out of any funds or assets of the Corporation lawfully available for the payment of such dividends.

3.             Distribution of Assets.  In the event of any Liquidation Event, or any reduction of its capital, resulting in a distribution of its assets to stockholders, whether voluntary or involuntary, then, after there shall have been paid or set apart for any holder of the Series A Redeemable Preferred Stock the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive as a class, pro rata, all of the remaining assets of the Corporation available for distribution to its stockholders.

4.             Voting Power.  Subject to the terms and provisions of the By-Laws of the Corporation, the holders of the Common Stock shall possess exclusive voting power for the election of directors and for all other purposes and each holder thereof shall be entitled to one vote for each share thereof.

C.            General Provisions.

1.             No holder of any of the shares of the stock or options, warrants or other rights to purchase stock or of other securities of the Corporation, shall be entitled as of right to purchase or subscribe for any unissued stock of any class or any additional shares of any class to be issued by reason of any increase in authorized capital stock of the Corporation of any class, or certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class, or carrying any right to purchase stock of any class, but any such unissued stock, additional authorized issue of any stock or securities convertible into or exchangeable for stock or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

SEVENTH:  Definitions.  As used herein, the following terms shall have the following meanings:

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement dated October 29, 2002 among the

Corporation, DR Acquisition Corp., The Renco Group, Inc. and State Street Bank and Trust Company, as Warrant Agent.

“Liquidation Event” shall mean any event that results in liquidation, dissolution or winding up of the Corporation (whether by merger, sale of all or substantially all assets or sale of stock (but excluding the pledge of the Capital Stock of the Corporation pursuant to the Senior Secured Credit Facility)).

“Liquidation Value” shall mean an amount equal to $10,000 per share.

“Senior Secured Credit Facility” shall mean that certain senior secured credit facility dated October 29, 2002 among the Corporation, the lenders party thereto and Regiment Capital Advisors, L.L.C., as Agent, as amended and in effect from time to time.

“Senior Subordinated Notes” means the Corporation’s 11¾% notes due 2008, issued pursuant to that certain indenture dated October 29, 2002 among the Corporation, the Guarantors named therein and State Street Bank and Trust Company, as Trustee.

“Warrants” shall mean warrants exercisable for up to 40% of the fully diluted common stock of the Corporation, issued to the lenders under the Senior Secured Credit Facility pursuant to that certain Warrant Agreement dated October 29, 2002 between the Corporation and State Street Bank and Trust Company as Warrant Agent, as amended and in effect from time to time.

Fourth.  The aforesaid amendment was duly authorized by the unanimous written consent of the Board of Directors in accordance with Section 708(b) followed by the unanimous written consent of the shareholder of the Corporation in accordance with the provisions of Section 6 15(a) of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment of the Certificate of Incorporation on October 29, 2002 and affirms that the statements made herein are true under penalties of perjury.

THE DOE RUN RESOURCES CORPORATION

By:	/s/ Marvin Kaiser
	Name:	Marvin Kaiser
	Title:	Executive Vice President and Chief Financial and Administrative Officer